UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017

CRISPR THERAPEUTICS AG

(Exact Name of Company as Specified in Charter)

Switzerland	001-37923	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Baarerstrasse 14

6300 Zug

Switzerland

+41 61 228 7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.	Director Departure; Appointment of Chairman

On December 20, 2017, Dr. Anthony Coles resigned as a director and Chairman of the board of directors (the “Board”) of CRISPR Therapeutics AG (the “Company”), and the Company and Dr. Coles entered into an Advisory Agreement (the “Advisory Agreement”).

Under the Advisory Agreement, Dr. Coles will perform advisory services related to strategic matters, such as financing, corporate strategy and competitive strategy, as well as select operational matters, such as partner management. In connection with providing such advisory services, Dr. Coles will be paid an hourly rate specified in the Advisory Agreement. The initial term of the Advisory Agreement expires on September 10, 2019, provided that the Company may elect to renew, subject to the approval of the Board, for one or more successive six-month terms following the initial term.

Dr. Coles’ decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Dr. Coles’ resignation from the Board, the Board appointed Dr. Rodger Novak, a current member of the Board, as Chairman of the Board, effective as of December 20, 2017, and Dr. Novak shall serve in such capacity for a term ending at the next ordinary meeting of the Company’s shareholders.

B.	Compensatory Arrangement with President

As previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2017, Dr. Novak became the President of the Company as of December 1, 2017. In connection therewith, on December 20, 2017, the Company and Dr. Novak entered into an Employment Agreement (the “Employment Agreement”) effective December 1, 2017 (the “Effective Date”). For the period starting on the Effective Date and ending on November 30, 2018, Dr. Novak will continue receiving the annual base salary under his employment agreement dated October 6, 2016 (a copy of which is on file with the Securities and Exchange Commission). Starting December 1, 2018, Dr. Novak is entitled to receive an annual base salary of $125,000, subject to yearly adjustments as determined by the Board. Dr. Novak is also entitled to a bonus payment under the Employment Agreement for fiscal year 2017. For fiscal year 2018 and thereafter, Dr. Novak will not be eligible for future bonuses under the Employment Agreement unless Dr. Novak and the Board (or a committee thereof) otherwise agree.

Equity awards granted by the Company and held by Dr. Novak that are outstanding and unvested as of the Effective Date (the “CEO Equity Awards”) will continue to vest through November 30, 2018. Thereafter, the vesting schedule applicable to the remaining unvested CEO Equity Awards will continue to vest on the original vesting schedule but at the rate of 50% of the number of shares originally scheduled to vest on any vesting date, and the original vesting schedule will be extended to reflect the continued vesting of the remaining 50% of the options unvested as of November 20, 2018, in all cases, subject to Dr. Novak’s continued employment with the Company as of the applicable vesting date. In the event Dr. Novak’s employment is terminated prior to December 1, 2018 and within 18 months of a Change in Control (as defined in the Employment Agreement), any unvested CEO Equity Awards will vest in full.

Either party may terminate the Employment Agreement for convenience upon two months written notice on or after December 1, 2018. The Company or Dr. Novak may terminate the Employment Agreement for good cause (as defined in the Employment Agreement).

Dr. Novak co-founded the Company in November 2013 and has served as a member of the Board since the Company’s inception. Prior to joining the Company, Dr. Novak served as Global Head of Anti-infectives Research and Development at Sanofi. Prior to Sanofi, Dr. Novak co-founded Nabriva Therapeutics AG, a biopharmaceutical company, in January 2006, and served as its Chief Operating Officer from inception to May 2012. Dr. Novak received an M.D. from Philipps University of Marburg, Germany.

There are no family relationships between Dr. Novak and any director or executive officer of the Company.

The foregoing summaries of the Advisory Agreement and Employment Agreement are qualified in their entirety by reference to the complete text of the Advisory Agreement and Employment Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01.	Regulation FD.

On December 21, 2017, the Company issued a press release relating to the resignation of Dr. Coles from the Board and the appointment of Dr. Novak as Chairman of the Board. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information in this Item 7.01 of Form 8-K, including the accompanying Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Advisory Agreement by and between CRISPR Therapeutics AG and Dr. Anthony Coles, dated as of December 20, 2017

10.2	Employment Agreement by and between CRISPR Therapeutics AG and Dr. Rodger Novak, dated as of December 20, 2017

99.1	Press Release by CRISPR Therapeutics AG, dated December 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRISPR THERAPEUTICS AG

Date: December 21, 2017	By:	/s/ Rodger Novak, M.D.
Rodger Novak, M.D.
President